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Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated October 10, 2012, and the related Letter of Transmittal and any amendments or supplements thereto. The Offer is not being made to holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock (Including the Associated Rights) and
All Outstanding Shares of Preferred Stock of
COMPUTER SOFTWARE INNOVATIONS, INC.
at $1.10 Net Per Share by
NHCC MERGER CORP.,
a direct, wholly-owned subsidiary of
N. HARRIS COMPUTER CORPORATION,
a direct, wholly-owned subsidiary of
CONSTELLATION SOFTWARE INC.

NHCC Merger Corp., a Delaware corporation ("Purchaser") and a direct, wholly-owned subsidiary of N. Harris Computer Corporation, a corporation organized under the Business Corporations Act (Ontario) ("Harris"), is offering to purchase all of the outstanding shares of Common Stock (the "Common Stock"), of Computer Software Innovations, Inc., a Delaware corporation ("CSWI"), together with the associated common share purchase rights, and all of the outstanding shares of Series A Convertible Preferred Stock (the "Preferred Stock" and together with the Common Stock, the "Shares") of CSWI at a purchase price of $1.10 per Share (such price, or any higher per Share price paid in the Offer, the "Offer Price"), net to the seller in cash, without interest thereon and less any applicable withholding or stock transfer taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 10, 2012 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer").

THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF TUESDAY, NOVEMBER 6, 2012, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated October 2, 2012 (the "Merger Agreement"), by and among Harris, Purchaser, CSWI and, solely with respect to Section 9.14 of the Merger Agreement, Constellation Software Inc., a corporation organized under the Business Corporations Act (Ontario) and the direct parent of Harris. The Merger Agreement provides, among other things and subject to certain conditions, that following the consummation of the Offer, Purchaser will be merged with and into CSWI (the "Merger"), with CSWI continuing as the surviving corporation and a direct, wholly-owned subsidiary of Harris. Pursuant to the Merger Agreement, at the effective time of the Merger, each Share issued and outstanding immediately prior thereto will be converted into the right to receive $1.10 in cash, without any interest and less any required withholding taxes except for Shares owned by CSWI's stockholders who perfect their appraisal rights under Delaware law.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as if and when Purchaser gives oral or written notice to Computershare Inc. (the "Depositary") of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares or confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal.

Purchaser may, in its sole discretion and without CSWI's consent, extend the Offer on one or more occasions for any period, if on any then-scheduled expiration time any of the conditions of the Offer set forth in the Offer to Purchase shall not have been satisfied or waived, until such time as such condition or conditions are satisfied or waived. Additionally, Purchaser will extend the Offer for any period required by applicable law and any interpretation or position of the Securities and Exchange Commission or its staff applicable to the Offer; provided, however, that in no event shall Purchaser be required to extend the Offer (A) beyond March 29, 2013 or (B) at any time that Purchaser or Harris are permitted to terminate the Merger Agreement pursuant to the terms thereof. Purchaser expressly reserves the right to, in its sole discretion and following the closing of the Offer, extend the Offer for a "subsequent offering period" (and one or more extensions thereof) in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If Purchaser extends the Offer or offers a subsequent offering period, Purchaser will issue a press release setting forth the new date at which the Offer would expire no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration time and, unless previously accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after 60 days of the commencement of the Offer. If the initial offering period has expired and Purchaser provides for a subsequent offering period, Shares tendered during a subsequent offering period may not be withdrawn. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. All questions as to validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding upon the tendering party.

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Stockholders should consult with their tax advisors to determine the particular tax consequences to them of the Offer and the Merger.

The information required to be disclosed by Paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference. CSWI has provided Purchaser with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the Letter of Transmittal and other related documents will be mailed to record holders of Shares whose names appear on CSWI's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

The information agent for the Offer is Georgeson Inc. You can contact Georgeson Inc. at the addresses and telephone numbers set forth below with any questions you may have or to request additional copies of the Offer to Purchase and the Letter of Transmittal, which will be provided at Purchaser's expense. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

199 Water Street, 26th Floor
New York, NY 10038
Banks and Brokers Call: (212) 440-9800
All Others Call Toll-Free: (866) 729-6811

October 10, 2012

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  Exhibit (a)(1)(F)
OFFER TO PURCHASE FOR CASH All Outstanding Shares of Common Stock (Including the Associated Rights) and All Outstanding Shares of Preferred Stock of COMPUTER SOFTWARE INNOVATIONS, INC. at $1.10 Net Per Share by NHCC MERGER CORP., a direct, wholly-owned subsidiary of N. HARRIS COMPUTER CORPORATION, a direct, wholly-owned subsidiary of CONSTELLATION SOFTWARE INC.